Exhibit 99.1

NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. COMPLETES SALE OF

THE OAKS AT LAKEWAY

AUSTIN, TX, February 21, 2017—Stratus Properties Inc. (NASDAQ: STRS) announced today that it has completed the sale of its 100% owned The Oaks at Lakeway project to FHF I Oaks at Lakeway, LLC, for a cash purchase price of $114 million.

On November 18, 2016, an affiliate of the purchaser terminated an initial agreement to purchase The Oaks at Lakeway from Stratus pursuant to a right to terminate in its sole discretion during a 45-day inspection period. The parties remained in active negotiations following the termination and have completed the transaction on substantially the same terms as provided in the initial agreement.

The Oaks at Lakeway is an HEB Grocery Company, L.P. (HEB)-anchored retail project planned for 236,739 square feet of commercial space and is located in Lakeway, Texas in the Lake Travis community. The project, which was 100% owned by Stratus, was developed on tracts acquired by Stratus between May 2013 and September 2014. The sale excludes approximately 34.7 acres of undeveloped property, which is zoned for residential, hotel, and civic uses.

Net cash proceeds were $50.8 million, after payment of transaction expenses, a net profits participation payment due to HEB, and payoff of the balance of the Lakeway construction loan. Stratus used these net cash proceeds to pay indebtedness outstanding under its credit facility with Comerica Bank, which resulted in Stratus having substantially no debt outstanding except for the following project-specific debt:

•	$148.0 million under the non-recourse Goldman Sachs loan, the proceeds of which were used to refinance the W Austin Hotel & Residences in January 2016;

•	$32.0 million under the construction loan agreement to fund the development and construction of the first phase of a multi-family development in Section N of Barton Creek;

•	$5.6 million under the term loan agreement with PlainsCapital Bank secured by assets at Barton Creek Village; and

•	$4.6 million under the stand-alone revolving credit facility with Comerica Bank to fund the construction and development of the Amarra Villas.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, said, “The sale of The Oaks at Lakeway is in accordance with our five-year plan and at a price that exceeded our expectations. We believe this transaction provides strong evidence of the value created by our company’s strategy, including our retail development program.”

The parties entered into three master lease agreements at closing: (1) one covering unleased in-line retail space, with a five-year term, (2) one covering four unleased pad sites, three of which have 10-year terms, and one of which has a 15-year term, and (3) one covering the hotel pad with a 99-year term. The hotel pad is currently leased and the master hotel lease will become effective only if the current hotel lessee defaults prior to completion of the hotel. As specified conditions are met, primarily consisting of the tenant executing a lease, commencing payment of rent and taking occupancy, leases will be assigned to the purchaser and the corresponding property will be removed from the master lease, reducing Stratus’ master lease payment obligation. Stratus projects that its master lease payment obligation will approximate $170,000 per month and will decline over time until leasing is complete and all leases are assigned to the purchaser, which is projected to occur by February 2019. To secure its obligations under the master leases, Stratus has provided a $1.5 million irrevocable letter of credit with a three-year term.

With respect to the master leases, if Stratus is not successful in leasing unleased space as projected, or tenants currently paying rent default prior to their leases being assigned to the purchaser, Stratus would be responsible for the attributable lease payments to the purchaser through the earlier of (1) the time alternative lease arrangements can be made and the lease is assigned to the purchaser and (2) the end of the term of the applicable master lease.

Stratus’ previously announced strategic review process continues. The Board of Directors has not set a definitive timeline for completion of this review process and has not determined to enter into any transaction. There can be no assurance that this process will result in any change to the previously announced five-year plan, a sale transaction or any other transaction. Stratus does not intend to comment further or to disclose developments regarding the process until such time as the Board has determined the outcome of the process or otherwise determines that further disclosure is appropriate.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

Cautionary Statement Regarding Forward-Looking Statements.

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, statements regarding the implementation and potential results of Stratus’ five-year plan, and projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus’ projects, capital expenditures, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the outcome of the strategic review process, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus’ ability to sell properties at prices its board of directors considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus’ subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus’ website, www.stratusproperties.com.

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